Exhibit 10.11

CERECOR INC.

May 20, 2015

Uli Hacksell

Re:  Position as the Chairman of the Board of Directors of Cerecor Inc.

Dear Uli:

I am very pleased to offer you the position as a member of the Board of Directors (the “Board”) of Cerecor Inc. (the “Company”).  Upon your acceptance of the terms provided herein, I will recommend to the Board that you be elected as a member of the Board and as Chairman of the Board.

Upon your appointment as a Director, pursuant to the terms of the Cerecor Inc. 2011 Stock Incentive Plan (the “Plan”), you will be granted an option (the “Outside Director Option”) to purchase up to 325,000 shares of the Company’s common stock, which is equal to approximately 0.2% of the Company’s fully diluted stock as of the date of this letter.  The Outside Director Option will be granted with an exercise price equal to the then-current fair market value of our common stock on the date of grant and will be fully vested on the date of grant. All other terms and conditions of the options will be set forth in the Plan and the Company’s form of stock option agreement, grant notice. exercise notice and other documents relating to the Plan, as approved by the Board.

In addition, the Company will provide you with a $35,000 annual retainer in consideration for your service as a member of the Board.

In your capacity as a Director of the Company, you will be expected not to use or disclose any confidential information, including, but not limited to, trade secrets of any former employer or other person or entity to whom you have an obligation of confidentiality.  Rather, you will be expected to use only information that is generally known and used by persons with training and experience comparable to your own, that is common knowledge in the industry or otherwise legally in the public domain, or that is otherwise provided or developed by the Company.   In accepting this offer, you are representing to us that you do not know of any conflict that would restrict you from serving as a Director of the Company.

In addition, during the term of your services as a Director and after termination of such services, you will not disclose any the Company confidential proprietary information, or any information of a third party provided to you by The Company, which includes but is not limited to, all non-public tangible and intangible manifestations regarding patents, copyrights, trademarks,  trade secrets, technology, inventions, works of authorship, business plans, data or any other confidential knowledge without the prior written consent of the Company.

This letter and the stock option documentation referred to herein, constitutes the entire agreement between you and the Company.   This agreement supersedes any other agreements or

promises made to you by anyone, whether oral or written, and it may only be modified in writing signed by a duly authorized officer of the Company.

If the terms of this letter are acceptable to you, please indicate your willingness to serve on the Company Board by signing and returning this letter below.

Uli, I am personally very excited about your joining our Board!

Very truly yours,

	By:	/s/ Blake Paterson
Blake M. Paterson, MD
Chief Executive Officer

Accepted:

/s/ Uli Hacksell	May 22, 2015
Uli Hacksell	Date